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                                                                  EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Cypress Bioscience, Inc. (formerly IMRE Corporation) on Form S-8 dated June 21, 1996 registering 130,000 shares of Common Stock issuable pursuant to outstanding common stock purchase warrants, of our report dated March 15, 1994, on our audit of the consolidated statements of operations, cash flows and stockholders' equity of Cypress Biosciences, Inc. for the year ended December 31, 1993 included in its Annual Report on Form 10-K/A for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



/s/  Coopers & Lybrand L.L.P.
- -----------------------------
Seattle, Washington
June 21, 1996